Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 of CIT Group Inc. of our report dated February 28, 2014, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the discontinued operation discussed in Note 2 and the effects of the change in the composition of reportable segments discussed in Note 24, which is as of October 8, 2014, relating to the consolidated financial statements, and the effectiveness of internal control over financial reporting, which appears in CIT Group Inc.’s Current Report on Form 8-K dated October 8, 2014. We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
New York, NY
January 9, 2015